EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Form S-3 Registration Statement (No. 333-134196) (the "Registration Statement") and the related prospectus supplement of SMHL Global Fund No. 9 (the "Prospectus Supplement") and to the incorporation by reference in the Registration Statement and the Prospectus Supplement of our report dated December 14, 2005, with respect to the consolidated financial statements of Commonwealth Bank of Australia and its subsidiaries at June 30, 2005 and 2004 and for the years ended June 30, 2005, 2004 and 2003.

/s/ Ernst & Young
Ernst & Young
Sydney

Dated: September 15, 2006